IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                              Muscatine, Iowa 52761

                                 (563) 263-4221
For more information contact:

D. Scott Ingstad, Chairman, President and CEO (563-262-4202)  Or

Kim K. Bartling, Executive Vice President, Chief Operating Officer & Treasurer (563-262-4216)

                                    PRESS RELEASE

         FOR RELEASE July 22, 2004, at 11:00 a.m. Central Standard Time

Iowa First Bancshares Corp. Reports Second Quarter Financial Results and Dividend Payment

Iowa First Bancshares Corp. (OTCBB IFST) today reported net income of $988,000 for the quarter ended June 30, 2004, compared to net income of $944,000 for the quarter ended June 30, 2003, an increase of $44,000 or 4.7%. This increase in net income resulted from higher net interest income, higher noninterest income, identical provision for loan losses, and controlled noninterest expenses during the second quarter of 2004 compared to the second quarter of 2003.

Basic and diluted earnings per share were $.71 for the three months ended June 30, 2004, $.04 or 6.0% more than the same period in 2003. The Company's annualized return on average assets for the second quarter of 2004 was 1.04% compared to .95% during the second quarter of the prior year. The Company's annualized return on average equity for the three months ended June 30, 2004 and June 30, 2003 was 15.7% and 15.2%, respectively.

The Company recorded net income of $1,811,000 for the six months ended June 30, 2004, compared with net income of $1,561,000 for the two quarters ended June 30, 2003, an increase of $250,000 or 16.0%. This increase in net income resulted from higher net interest income, higher noninterest income, lower provision for loan losses, and tightly controlled noninterest expenses during the first two quarters of 2004 compared to the same period during 2003.

Basic and diluted earnings per share were $1.29 for the six months ended June 30, 2004, $.19 or 17.3% more than the same period in 2003. The Company's annualized return on average assets for the first two quarters of 2004 was .97% compared to .80% during the same quarters of the prior year. The Company's annualized return on average equity for the six months ended June 30, 2004 and June 30, 2003 was 14.4% and 12.7%, respectively.

The Company's assets at June 30, 2004 totaled $375,942,000, an increase of $3,528,000 or 1.0% from December 31, 2003. Gross loans outstanding grew $13,641,000 (5.1%) and total deposits increased $7,435,000 million (2.7%) during the first six months of 2004. Additionally, over five million dollars of loans were sold into the secondary market over the six months ended June 30, 2004. The allowance for loan losses totaled $3,274,000 at June 30, 2004, or 1.2% of gross loans outstanding.

The net interest margin increased to 3.40% during the first two quarters of 2004 compared to 3.20% during the first two quarters of 2003. The return on average interest-earning assets decreased 33 basis points (from 5.72% in 2003 to 5.39% in 2004) while interest paid on average interest-bearing liabilities declined 57 basis points (from 2.90% in 2003 to 2.33% in 2004).

The Company has, during the first six months of 2004, repurchased for the treasury 29,781 shares representing 2.1% of the total common shares outstanding as of the prior year end. The Company plans to continue repurchasing shares of its common stock as they become available. These share repurchases are possible due to the strong capital base and sufficient cash flow of Iowa First Bancshares Corp.

The board of directors declared a $.2425 per common share cash dividend to be paid to shareholders of record June 29, 2004. This dividend will be paid on July 27, 2004 and results in an annualized yield of 3.33% on the December 31, 2003 stock price.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2003 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (unaudited)

                      For the Three  For the Three  For the Six    For the Six
                      Months Ended   Months Ended   Months Ended   Months Ended
                      June 30, 2004  June 30, 2003  June 30, 2004  June 30, 2003
                      -------------  -------------  -------------  -------------

Net Interest Income       $   2,887      $   2,839       $  5,734       $  5,620
Provision for Loan Losses        90             90            260            460
Noninterest Income              838            765          1,530          1,412
Noninterest Expense           2,199          2,180          4,370          4,380
Net Income After
  Income Taxes                  988            944          1,811          1,561

Net Income Per Common Share,
   Basic and Diluted       $   0.71      $    0.67       $   1.29      $    1.10


                                  As of              As of             As of

                              June 30, 2004    December 31, 2003   June 30, 2003
                              -------------    -----------------   -------------

Net Loans                        $  280,472             $266,925      $  271,383
Total Assets                        375,942              372,414         394,078
Total Deposits                      285,011              277,576         291,377

Tier 1 Capital                       31,427               31,195          30,289

Return on Average Equity              14.4%                12.9%           12.7%
Return on Average Assets                .97                  .83             .80
Net Interest Margin
  (tax equivalent)                     3.40                 3.22            3.20
Allowance as a Percent
  of Total Loans                       1.16                 1.18            1.23